Exhibit 10.2
SUPPLEMENT TO EMPLOYMENT AGREEMENT
     This Supplement to the Employment Agreement (as defined below) effective as of the 9th day of December, 2005 (the “Supplement Agreement”) is made between WILLIAM S. CREEKMUIR (the “Executive”) and SIMMONS COMPANY (p/k/a THL BEDDING HOLDING COMPANY), a Delaware corporation, (“Holdings”) and SIMMONS BEDDING COMPANY (p/k/a SIMMONS COMPANY), a Delaware corporation, along with its subsidiaries, parents, joint ventures, affiliated entities, and includes its successors and assigns or any such related entities (the “Company”). In consideration of the payment in Section 1 below, and pursuant to Section 14 of the Executive’s Employment Agreement made as of December 19, 2003 (“Employment Agreement”), the Executive, Holdings and the Company hereby acknowledge and agree that this Supplement Agreement shall amend and supplement the Executive’s Employment Agreement. The Executive, Holdings and the Company also acknowledge and agree that this Supplement Agreement specifically supersedes Sections 5, 6, 7, and 9.5 of the Employment Agreement in their entirety and Sections 14 and 19 of the Employment Agreement, but only for the purposes of interpretation of this Supplement Agreement and only then to the extent the terms and conditions of Sections 14 and 19 conflict with this Supplement Agreement, so that such terms and conditions shall have no further force or effect as of the effective date of this Supplement Agreement. Sections 14 and 19 of the Employment Agreement continue to be in full force and effect with respect to the interpretation of the remaining terms of the Employment

Agreement (other than Section 5, 6, 7 and 9.5) and the revisions set forth in this Supplement Agreement do not apply to the same. The parties agree to the following:
1. Consideration: In consideration for the execution by the Executive of this Supplement Agreement, Company is increasing the Executive’s Salary by $1,000 to $391,000 effective as of the 9th day of December, 2005. The Executive acknowledges the receipt and sufficiency of this consideration.
2. Restrictive Covenants.
     a. Definitions: Unless otherwise specifically defined herein, each term used herein that is defined in the Employment Agreement shall have the meaning assigned to such term therein.
          (1) “Business of the Company” means the highly competitive business of developing, manufacturing, marketing, distributing, and/or selling sleep products, including mattresses, foundations, changing pads and covers, and bedding components for the same.
          (2) “Competitive Business(es)” include any firm, partnership, corporation, joint venture and/or any other entity and/or person, including but not limited to Sealy Corporation, Serta International, Spring Air Company, Select Comfort Corporation, Tempur-Pedic International, Inc., King Koil Licensing Company, Inc., and/or any licensee of such entity, that develops, manufactures, markets, distributes, and/or sells any of the sleep products described in Section 2.a.(1).
          (3) The Executive’s “Job Duties” are those duties set forth in Section 2 of the Employment Agreement and those duties as may from time-to-time reasonably be prescribed by the Company during the period of Executive’s employment with the Company.
          (4) “Customers” means any firm, partnership, corporation and/or any other entity and/or person that purchased or purchases from the Company any of the sleep products described in Section 2.a.(1).
          (5) “Customer Prospects” means any firm, partnership, corporation and/or any other entity and/or person that was reasonably expected by the Company to purchase from the Company any of the sleep products described in Section 2.a.(1).
          (6) “Vendors” means any individual and/or entity that provided goods and services to the Company.
          (7) “Material Contact” means personal contact or the supervision of the efforts of those who have direct personal contact with Customers, Customer Prospects, or Vendors in an effort to initiate or further a business relationship between the Company and such Customers, Customer Prospects, or Vendors.
          (8) “Confidential Information” means information about the Company and its Customers, Customer Prospects, and/or Vendors that is not generally known outside of the Company, which the Executive learned or will learn of in connection with the Executive’s employment with the Company. Confidential Information may include without limitation: (1) the Company’s business policies, finances, and business plans; (2) the Company’s financial projections, including but not limited to, annual sales forecasts and targets and any computation(s) of the market share of Customers and/or Customer Prospects; (3) sales information relating to the Company’s product roll-outs; (4) customized software, marketing tools, and/or supplies that the Executive was provided access to by the

Company and/or created; (5) the identity of the Company’s Customers, Customer Prospects, and/or Vendors (including names, addresses, and telephone numbers of Customers, Customer Prospects, and/or Vendors); (6) any list(s) of the Company’s Customers, Customer Prospects, and/or Vendors; (7) the account terms and pricing upon which the Company obtains products and services from its Vendors; (8) the account terms and pricing of sales contracts between the Company and its Customers; (9) the proposed account terms and pricing of sales contracts between the Company and its Customer Prospects; (10) the names and addresses of the Company’s employees and other business contacts of the Company; and (11) the techniques, methods, and strategies by which the Company develops, manufactures, markets, distributes, and/or sells any of the sleep products described in Section 2.a.(1).
          (9) “Trade Secrets” means Confidential Information which meets the additional requirements of the Delaware Uniform Trade Secrets Act (“DUTSA”), 6 Del. Code Ann. §§ 2001-2011, and/or under any other applicable law.
          (10) “Proprietary Rights” means any and all inventions, discoveries, developments, methods, processes, compositions, works, supplier and customer lists (including information relating to the generation and updating thereof), concepts, and ideas (whether or not patentable or copyrightable) conceived, made, developed, created, or reduced to practice by the Executive (whether at the request or suggestion of the Company or otherwise, whether alone or in conjunction with others, and whether during regular hours of work or otherwise) prior to or during the Executive’s employment, which may be directly or indirectly useful in, or related to, the Business of the Company or any business or products contemplated by the Company while the Executive was or is an employee, officer, or director of the Company.
     b. The Executive agrees that Executive’s work for the Company has brought and will bring the Executive into close contact with many of the Customers, Customer Prospects, Vendors, Trade Secrets, and Confidential Information. The Executive further agrees that the covenants in this Section 2 are reasonable and necessary to protect the Company’s legitimate business interests and its Customer, Customer Prospects, and Vendor relationships, Trade Secrets, Confidential Information, and Proprietary Rights.
     c. The Executive agrees to faithfully perform the duties assigned to the Executive and will not engage in any other employment or business activity while employed by the Company that might interfere with the Executive’s full-time performance of the Executive’s duties for the Company or cause a conflict of interest. The Executive agrees to abide by all of the Company’s policies and procedures, which may be amended from time-to-time.
     d. The Executive further agrees that, due to the Executive’s position, the Executive’s engaging in any activity that may breach this Supplement Agreement will cause the Company great, immediate and irreparable harm.
     e. Duty of Confidentiality. The Executive agrees that during Executive’s employment with the Company and for a period of five (5) years following the termination of such employment for any reason, the Executive shall not directly or indirectly divulge or make use of any Confidential Information outside of Executive’s employment with the Company (so long as the information remains confidential) without the prior written consent of the Company. The Executive shall not directly or indirectly misappropriate, divulge, or make use of Trade Secrets for an indefinite period of time, so long as the information remains a Trade Secret as defined by the DUTSA and/or any other applicable law. The Executive further agrees that if the Executive is questioned about information subject to this Supplement Agreement by anyone not authorized to receive such information, the Executive will notify the Company’s General Counsel within 72 hours. The Executive acknowledges that applicable law may impose longer duties of non-disclosure, especially for Trade Secrets, and that such longer periods are not shortened by this Supplement Agreement.

     f. Return of Confidential Information And Company Property. The Executive agrees to return all Confidential Information and/or Trade Secrets within ten (10) calendar days following the termination of the Executive’s employment for any reason. To the extent the Executive maintains Confidential Information and/or Trade Secrets in electronic form on any computers or other electronic devices owned by the Executive, the Executive agrees to irretrievably delete all such information and to confirm the fact of deletion in writing within ten (10) calendar days following termination of employment with the Company for any reason. The Executive also agrees to return all property in the Executive’s possession at the time of the termination of the employment with the Company, including but not limited to all documents, records, tapes, and other media of every kind and description relating to the Business of the Company and its Customers, Customer Prospects, and/or Vendors, and any copies, in whole or in part, whether or not prepared by the Executive, all of which shall remain the sole and exclusive property of the Company.
     g. Proprietary Rights. Proprietary Rights shall be promptly and fully disclosed by the Executive to the Company’s General Counsel and shall be the exclusive property of the Company as against the Executive and Executive’s successors, heirs, devisees, legatees and assigns. The Executive hereby assigns to the Company Executive’s entire right, title, and interest therein and shall promptly deliver to the Company all papers, drawings, models, data, and other material relating to any of the foregoing Proprietary Rights conceived, made, developed, created or reduced to practice by Executive as aforesaid. All copyrightable Proprietary Rights shall be considered “works made for hire.” The Executive shall, upon the Company’s request and at its expense, execute any documents necessary or advisable in the opinion of the Company’s counsel to assign, and confirm the Company’s title in the foregoing Proprietary Rights and to direct issuance of patents or copyrights to the Company with respect to such Proprietary Rights as are the Company’s exclusive property as against the Executive and Executive’s successors, heirs, devisees, legatees and assigns under this Section 2.g. or to vest in the Company title to such Proprietary Rights as against the Executive and Executive’s successors, heirs, devisees, legatees and assigns, the expense of securing any such patent or copyright, however, to be borne by the Company.
     h. Non-Competition. The Executive covenants and agrees that, during the term of the Executive’s employment with the Company and for two (2) years after the termination thereof, regardless of the reason for the employment termination, the Executive will not, directly or indirectly, anywhere in the Continental United States, on behalf of any Competitive Business: (1) perform the same or substantially the same Job Duties described in Section 2.a.(3), (2) assume a position which is responsible for the overall strategic leadership of the business, (3) assume a position that is the senior most financial officer of the business, and/or (4) assume a position which is responsible for overall strategic leadership for and authority over accounting and treasury duties and/or for any such sub-function of accounting and treasury.
     i. Non-Solicitation of Customers, Customer Prospects, and Vendors. The Executive also covenants and agrees that during the term of the Executive’s employment with the Company and for two (2) years after the termination thereof, regardless of the reason for the employment termination, the Executive will not, directly or indirectly, solicit or attempt to solicit any business from any of the Company’s Customers, Customer Prospects, and/or Vendors with whom the Executive had Material Contact during the last two (2) years of the Executive’s employment with the Company.
     j. Non-Solicitation of Employees. The Executive also covenants and agrees that during the term of the Executive’s employment with the Company and for two (2) years after the termination thereof, regardless of the reason for the employment termination, the Executive will not, directly or indirectly, on Executive’s own behalf or on behalf of or in conjunction with any person or legal entity, recruit, solicit, or induce, or attempt to recruit, solicit, or induce, any non-clerical employee of the Company with whom Executive had personal contact or supervised while performing Executive’s Job Duties, to terminate their employment relationship with the Company.

     k. Ownership of Securities. Notwithstanding the provisions set forth herein, the Executive shall have the right to (a) invest in or acquire any class of securities issued by any firm, partnership, corporation, and/or any other entity and/or person not engaged in any Competitive Business, or (b) acquire as a passive investor (with no involvement in the operations or management of the business) up to 1% of any class securities which is (i) issued by any Competitive Business, and (ii) publicly traded on a national securities exchange or over-the-counter market.
     l. No Disparagement. Each of the parties hereto covenants and agrees that, during the term of the Executive’s employment with the Company and for two (2) years after the termination thereof, regardless of the reason for the employment termination, such party will not, directly or indirectly, either in writing or by any other medium, make any disparaging, derogatory or negative statement, comment or remark about the other parties hereto, or any of them, of Thomas H. Lee Partners, or any other their respective officers, directors, employees, affiliates, subsidiaries, successors and assigns, as the case may be; provided, however, that this Section 2.l. shall not be construed to require a party to provide other than truthful testimony when compelled to testify.
     m. Advanced Notice of Proposed Actions. The Executive agrees that, before Executive commences employment, solicitations, or any other activity that could possibly violate this Supplement Agreement and/or brings any claim or cause of action concerning this Supplement Agreement, the Executive will notify the Company’s General Counsel of Executive’s intent to commence such actions. The Company’s General Counsel will then advise the Executive whether the Executive’s proposed actions would violate terms and conditions of this Supplement Agreement. Any claim or cause of action brought by the Executive prior to Executive’s notice and the General Counsel’s response shall be dismissed. Nothing within this Section limits the Company’s ability to enforce this Supplement Agreement, and seek any and all relief to which it would be entitled, should the Executive violate this Supplement Agreement without providing advanced notice.
     n. False Claims Representations, Cooperation and Promises. Executive agrees to disclose to Company any information Executive learns concerning any conduct involving Company that Executive has any reason to believe may be unlawful. Executive promises to cooperate fully with Company during and after Executive’s employment with the Company in any investigation Company undertakes into matters occurring during Executive’s employment with Company. Executive agrees that, as and when requested by Company whether during or after Executive’s employment with the Company, Executive will fully cooperate with Company in effecting a smooth transition of Executive’s responsibilities to others. If requested by Company, Executive will promptly and fully respond to all inquiries from Company and its representatives relating to any claims or lawsuits which relate to matters which occurred during Executive’s employment with Company. If Executive is contacted as a potential witness to any claim or in any litigation at any time, Executive will notify Company of any such contact or request within one (1) day after learning of it and will permit Company to take all steps it deems to be appropriate, if any, to prevent Executive’s involvement, or to be present during any such discussions. This section does not prohibit Executive’s participation as a witness to the extent otherwise legally required, but does require that Executive provide Company with notice and the opportunity to object and/or participate.
3. Early Termination of Severance Benefits. If the Executive is entitled to compensation pursuant to Section 9.4 of the Employment Agreement or otherwise and engages in activities prohibited by Section 2 of this Supplement Agreement, then the Company may thereafter immediately terminate and shall not be required to continue to pay the Executive, or Executive’s dependants and beneficiaries, any compensation provided for in Section 9.4 of the Employment Agreement, other than those benefits that the Company may be required to maintain for the Executive under applicable law.
4. Remedies, Choice of Law, and Forum Selection. In addition to any other remedies at law or in equity it may have, each party shall be entitled to seek equitable relief, including injunctive relief and specific performance, in connection with a breach of the provisions of this Supplement Agreement.

All provisions of this Supplement Agreement shall be governed by and construed in accordance with the laws of the State of Delaware exclusively and without reference to principles of conflict of laws. Any lawsuit, claim, or other legal proceeding arising out of or relating to this Supplement Agreement shall be brought exclusively in the Delaware Court of Chancery, and the Executive and the Company hereby submit to personal jurisdiction within the State of Delaware and to venue in such courts.

/s/ WSC	Executive’s initials to acknowledge agreement to Remedies, Choice of Law, and Forum Selection provision in Section 4.

5. Construction of Supplement Agreement. The covenants contained herein shall be presumed to be enforceable, and any reading causing unenforceability shall yield to a construction permitting enforcement. If any single covenant or clause shall be found unenforceable, it shall be severed and the remaining covenants and clauses enforced in accordance with the tenor of the Supplement Agreement. In the event the court should determine not to enforce a covenant as written due to overbreadth, the parties specifically agree that said covenant shall be modified and enforced to the extent reasonable, whether said modifications be in time, territory, or scope of prohibited activities.
6. Entire Agreement. This Supplement Agreement represents the entire understanding between the Executive, Holdings and the Company on the matters addressed herein and may not be modified, changed or altered by any promise or statement by Holdings or the Company other than in writing signed by the Executive and an authorized representative of Holdings and Company. In addition to the Employment Agreement sections specifically set forth above, this Supplement Agreement supersedes the Employment Agreement and/or other prior agreement(s) between the Executive and Holdings and/or the Company, to the extent the terms of the Employment Agreement and/or such agreement(s) conflict with this Supplement Agreement. Otherwise, this Supplement Agreement supplements the Employment Agreement and other prior agreement(s). The waiver by Holdings and/or the Company of a breach of any provision of this Supplement Agreement by any employee shall not be construed as a waiver of rights with respect to any subsequent breach by the Executive.
The Executive acknowledges that Executive has carefully read and understands the provisions of this Supplement Agreement, and understands that Executive has the right to seek independent advice at the Executive’s expense or to propose modifications prior to signing the Supplement Agreement and has negotiated proposed modifications to the extent Executive deemed necessary. Nothing contained in this Supplement Agreement creates a contractual right to a continued employment for a definite term. The Executive represents and warrants that the Executive has entered into this Supplement Agreement voluntarily and after consulting with whomsoever the Executive wished.

Executed this	9th	day of	December	, 2005.

	(day)		(month)

WILLIAM S. CREEKMUIR		SIMMONS BEDDING COMPANY

/s/ William S. Creekmuir		/s/ Kristen K. McGuffey

(Print Name)	William S. Creekmuir	By:	Kristen K. McGuffey

Social Security #:		Title:	Senior Vice President and General Counsel

SIMMONS COMPANY
/s/ Kristen K. McGuffey
/s/ Kristen K. McGuffey

By:	Kristen K. McGuffey

Title:	Senior Vice President and General Counsel